UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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Commonwealth Edison Company

(Name of Registrant As Specified In Its Charter)

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1

Notice of Action by Written Consent of Majority Shareholder
In Lieu of a Meeting of Shareholders to Elect Directors
and Information Statement

April 9, 2021

To the Shareholders of Commonwealth Edison Company:

Notice is hereby given in accordance with Section 7.10 of the Illinois Business Corporation Act of 1983, as amended (the Act), that on or about April 29, 2021, the majority shareholder of Commonwealth Edison Company will take action by written consent in lieu of a meeting to elect the following four Directors:

1.	Calvin G. Butler Jr.
2.	Christopher M. Crane
3.	Nicholas DeBenedictis
4.	Joseph Dominguez

In accordance with Section 7.10 of the Act, notice of the action by written consent will be delivered to the shareholders promptly after the action is taken.

Very truly yours,

Katherine A. Smith

Corporate Secretary

1

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being provided to you in connection with the action by written consent of the majority shareholder of Commonwealth Edison Company (ComEd or the Company) to be taken on or about April 29, 2021.

ComEd is an indirect majority-owned subsidiary of Exelon Corporation (Exelon). As of March 25, 2021, ComEd had 127,021,374 shares of Common Stock outstanding, $12.50 par value (ComEd Common Stock), of which 127,002,904, or over 99%, are owned by Exelon Energy Delivery Company, a wholly owned subsidiary of Exelon. Exelon intends to cause its subsidiary to take action by written consent to elect the nominees for Director named under “Election of Directors” below.

Exelon is an integrated utility services holding company engaged in the energy delivery business through its subsidiaries, ComEd in northern Illinois; Baltimore Gas and Electric Company (BGE) in Baltimore and central Maryland; PECO Energy Company (PECO) in Philadelphia and southeastern Pennsylvania; Atlantic City Electric Company (ACE) in southern New Jersey; Delmarva Power & Light Company (DPL) in Delaware and Maryland; and Potomac Electric Power Company (Pepco) in the District of Columbia and Maryland. Through its subsidiary, Exelon Generation Company, Exelon is also engaged in the generation, physical delivery and marketing of power across multiple regions, including renewable energy and other energy related products and services. On February 21, 2021, Exelon’s Board of Directors approved a plan to separate its utility subsidiaries and Exelon Generation LLC, creating two separate publicly traded companies. Exelon is targeting to complete the separation in the first quarter of 2022, subject to final approval by Exelon’s Board of Directors and the satisfaction of certain regulatory and other conditions. However, there can be no assurance that any separation transaction will ultimately occur or, if one does occur, of its terms or timing.

2

Cautionary Statements Regarding Forward-Looking Information

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon and ComEd include those factors discussed herein, as well as (1) the items discussed in Exelon’s and ComEd’s 2020 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 24 and (2) other factors discussed in filings with the SEC by Exelon and ComEd. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this proxy statement.

3

COMPOSITION OF THE BOARD

Commonwealth Edison Company (ComEd) is a controlled subsidiary of Exelon Corporation (Exelon) and does not have a separate corporate governance or nominating committee. ComEd’s Corporate Governance Principles provide that potential ComEd Director nominees are vetted by the ComEd Board Chair and Vice Chair, and the ComEd CEO, in consultation with the Corporate Governance Committee of Exelon or the Committee’s chair. The ComEd Board Chair and Vice Chair consult with the ComEd CEO and the Exelon Corporate Governance Committee or its chair, to periodically determine the appropriate mix of skills and characteristics that the ComEd Board of Directors (ComEd Board) requires. At a minimum, the following attributes should be met to qualify for Board service:

•	Highest personal and professional ethics, integrity, and values
•	An inquiring and independent mind, practical wisdom, and mature judgment
•	Broad training and experience at the policy making level in business, government, education, or technology
•	Expertise that is useful to the enterprise and complementary to other board members
•	Willingness to remain current with industry and other developments relevant to ComEd’s strategic and business direction
•	Willingness to devote the time required to fulfill the duties and responsibilities of board membership and a commitment to serve for a period of years to develop knowledge about ComEd’s principal operations
•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to ComEd and its shareholders or other stakeholders
•	A commitment to represent the long-term interests of ComEd shareholders, employees, customers, and communities

The board as a whole should reflect diversity with respect to personal backgrounds, skill sets, experience, thought, ethnicity/race, gender, age, and nationality, and should also reflect a balance of short- and long-tenured members possessing core competencies in the following subject matter areas.

•	Accounting and financial reporting, and corporate finance
•	Executive and human capital management experience
•	Innovation and technology experience and insights
•	Enterprise risk oversight, including safety and security (physical and cyber)
•	Electricity and natural gas sector experience and knowledge of ComEd’s business, service territory and customer needs
•	Government/public policy and regulatory insights
•	Construction, engineering, and project management

The ComEd Board currently consists of eight members, with the four Directors named below nominated for election to the Board by shareholders. Each Director shall serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983. The four Director nominees have been determined to possess the attributes and core competencies identified above and each has been previously elected or appointed by the ComEd Board on the recommendation of the Exelon Corporate Governance Committee.

ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be independent, defined for this purpose as not being a director, officer or employee of Exelon or ComEd (excluding positions as directors of subsidiaries of ComEd). Under this standard, one Director nominee has been determined to be independent.

In 2019 the ComEd Board adopted a retirement policy as part of its Corporate Governance Principles that provided that each independent member of the ComEd Board must retire from the Board at or before the next annual meeting of shareholders following the Director’s 75th birthday; provided, however, that the ComEd Board has the discretion to decline a tendered resignation if it determines, based on the recommendation of the Exelon Corporate Governance Committee, that it is in the best interests of ComEd and its shareholders to extend the Director’s continued service for an additional period of time. The retirement policy was adopted with a two-year phase in period that became fully effective in 2021.

Further to this policy, Messrs. Compton, Fazio, and Moskow are not standing for re-election in 2021. Additionally, Mr. Crown previously notified the Company that he would not stand for re-election in 2021. The Exelon Corporate Governance Committee requested that Mr. DeBenedictis remain on the Board to assist with the transition and onboarding of new directors and provide for consistent oversight. The ComEd Board has launched a search to identify additional independent director candidates.

The Director nominees have a wide diversity of experience to serve the needs of the Board. Individual Directors have expertise in utility matters and three of the Directors have operational responsibility for Exelon or ComEd. Three of the four Directors nominees live or have lived in ComEd’s service territory and all four nominees have extensive knowledge of the characteristics of the service territory and the needs of ComEd’s customers. Biographical information about each of the Directors follows.

4

ELECTION OF DIRECTORS

The Director nominees listed below, each of whom is a current member of the Board, will be elected to serve a one-year term until the date of the next annual meeting of shareholders when the majority shareholder of ComEd takes action by written consent in lieu of a meeting to elect Directors as provided for under Section 7.10(a) of the Illinois Business Corporation Act of 1983, or until their successors are elected and qualified.

Calvin G. Butler Jr., Vice-Chairman and Director Since 2019	Age: 51

Mr. Butler Jr. became Chief Executive Officer of Exelon Utilities in 2019 and oversees the utility businesses of Exelon at ComEd, BGE, PECO, ACE, DPL and Pepco. He serves as Vice Chair of the ComEd Board and the boards of Exelon subsidiaries BGE, PECO and Pepco Holdings LLC (PHI). He is also a Senior Executive Vice President of Exelon. Prior to taking this role, Mr. Butler Jr. served as Chief Executive Officer of BGE from 2014 – 2019 and held other leadership roles with Exelon and BGE since 2008.

Mr. Butler Jr. currently serves as a director of RLI Corp. and M&T Bank Corp. Additionally, he is on the board of Gridwise Alliance, serves as the chair of the Greater Baltimore Committee, and the chair of the Bradley University Board of Trustees, as well as other civil and charitable organizations in and around the Baltimore, Maryland area.

Other Public Company Boards: RLI Insurance Company (2016 – Present); M&T Bank Corp. (2020 – Present)

Christopher M. Crane, Chairman and Director Since 2012	Age: 62

Mr. Crane is President and Chief Executive Officer of Exelon Corporation. He also serves as Chair of the ComEd Board and the boards of Exelon subsidiaries BGE, PECO and PHI. Previously, Mr. Crane served as President and Chief Operating Officer of Exelon and Exelon Generation from 2008 to 2012. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of activities including major acquisitions, transmission strategy, cost management initiatives, major capital programs, generation asset optimization and generation development.

Mr. Crane is one of the leading executives in the electric utility and power industries. He is a former chairman of the Edison Electric Institute (the leading trade association representing all U.S. investor-owned utilities), a director and former chairman of the Institute of Nuclear Power Operation, and the former chairman of the Nuclear Energy Institute. Mr. Crane also serves as a Director of AEGIS Insurance Services, a mutual insurance company providing services to the energy industry.

Other Public Company Boards: NONE.

Nicholas DeBenedictis, Director Since 2013, INDEPENDENT	Age: 75

Mr. DeBenedictis currently serves as Chairman Emeritus of Essential Utilities, Inc. (formerly known as Aqua America Inc.) (drinking water and wastewater treatment infrastructure and services water utility with operations operating in eight states) and served as its Chairman and Chief Executive Officer from 1993 to 2015. As CEO of Aqua America, Mr. DeBenedictis gained experience in dealing with many of the same development, land use, and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government: Secretary of the Pennsylvania Department of Environmental Resources and Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis has served as a Director of MISTRAS Group (asset protection solutions) since 2015 and as a Director of Glatfelter Corporation (formerly known as P.H. Glatfelter Company) (global supplier of specialty papers and engineered products) since 1995. Mr. DeBenedictis serves on the Board of Exelon’s subsidiary PECO Energy Company and will serve on the Board of Exelon until his retirement in April 2021.

Other Public Company Boards: MISTRAS Group (2015 – Present); Essential Utilities, Inc. (1993 – 2021) (Not standing for re-election at the May 2021 annual meeting); Glatfelter Company (1995 – 2021) (Not standing for re-election at the May 2021 annual meeting); Exelon Corporation (2002 – 2021) (Not standing for re-election at the April 2021 annual meeting)

Joseph Dominguez, Director Since 2018	Age: 58

Mr. Dominguez became Chief Executive Officer of ComEd in August 2018. He previously served as Exelon’s Executive Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2015. Prior to that, Mr. Dominguez served as Senior Vice President, Governmental & Regulatory Affairs and Public Policy of Exelon since 2012.

Other Public Company Boards: NONE.

5

COMED GOVERNANCE

Independence Standards

As noted above, ComEd’s bylaws and Corporate Governance Principles require that at least one of the ComEd Directors be independent, defined for this purpose as not being a director, officer or employee of Exelon or ComEd. The Corporate Governance Principles further require that a majority of the ComEd Board and at least one independent Director must approve the declaration and payment of dividends, the purchase of electric energy, and any decision to seek protection from creditors under federal or state bankruptcy or related laws.

Board Leadership Structure

Mr. Crane, President and Chief Executive Officer of Exelon, serves as Chair of the ComEd Board. Mr. Butler Jr., Chief Executive Officer of Exelon Utilities, serves as Vice Chair of the ComEd Board. Because ComEd is a controlled subsidiary of Exelon, the ComEd Board determined that there is no need to adopt a policy with respect to whether the positions of Board chair and chief executive officer should be held by the same person.

Attendance at Meetings

During 2020, ComEd’s Board held five meetings. To date in 2021, the ComEd Board has held one meeting. The Directors had an average attendance of 95% for all Board meetings in 2020 and each incumbent Director nominee attended at least 75% of the Board meetings except for Mr. Crane due to unavoidable scheduling conflicts with other Exelon-related business.

Board Committees

As a controlled subsidiary of Exelon, ComEd does not have separate audit, nominating, and compensation committees. Instead, those functions are fulfilled by the Audit, Corporate Governance, and Compensation and Leadership Development Committees of the Exelon Board of Directors. The ComEd Board established an Executive Committee in January 2014 that meets only as needed. The Executive Committee is authorized to act when it is not convenient to call a meeting of the full ComEd Board. The members of the Executive Committee are and Messrs. Butler Jr., Crane, and Dominguez.

Board Oversight of Risk

As a controlled company, ComEd’s risk is managed by its Board in conjunction with Exelon’s overall risk oversight and risk management structure. Exelon and ComEd operate in a market and regulatory environment that involves significant risks. Exelon’s Enterprise Risk Management (ERM) team is responsible for leading Exelon’s risk management program. Our enterprise-wide risk management framework enables us to anticipate strategic and emerging risks, integrate risk into business planning, minimize unexpected performance variances and support growth initiatives within Exelon’s risk appetite. Our risk program requires periodic assessments to identify, assess, mitigate and monitor risk. These assessments deepen our understanding of risks, enable effective action to mitigate risks and strengthen our risk culture. We align our key risk indicators with our risk appetite and industry-leading practices.

The Company also has a Risk Management Committee (RMC) comprising select senior officers of the Company who meet regularly to discuss enterprise risk management. In addition, the ERM group performs regular assessments which are discussed with the RMC before being discussed with the Exelon Board’s Risk and Audit Committees and, when appropriate, the ComEd Board. The Exelon Risk, Audit, and Generation Oversight Committees regularly report on the Committees’ discussions of enterprise risks to the Exelon Board. Furthermore, the Exelon Board regularly discusses enterprise risks in connection with the evaluation of capital investments, other business opportunities and strategies as well as emerging trends or developments.

As previously disclosed in ComEd’s 2020 Annual Report on Form 10-K, the U.S. Attorney’s Office of the Northern District of Illinois (USAO) conducted an investigation into ComEd’s historical lobbying practices in Illinois, focused on unacceptable actions taken by a small number of former ComEd executives. ComEd entered into a Deferred Prosecution Agreement (DPA) with the USAO to resolve their investigation in July 2020. The investigation was overseen by a Special Oversight Committee of the Exelon Board, comprising independent members of the Exelon Board. The Exelon Audit Committee has overseen the development of significantly strengthened controls through the integration of the internal audit and compliance and ethics functions and the implementation of four new policies governing the interactions of all Exelon and ComEd employees with public officials. The Exelon Audit Committee is monitoring effectiveness of these policies as well as other compliance controls over key risks.

6

Board and Director Evaluations

The ComEd Corporate Governance Principles provide that the Board Chair and Vice Chair consult with the ComEd CEO to recommend the process and criteria used in the annual evaluation of the performance of the Board as a group. Individual Directors receive feedback from the Chair or the Vice Chair as appropriate. The chair reviews with the Exelon Corporate Governance Committee the results of the annual evaluation of the performance of the ComEd Board and, as appropriate, the performance of individual Directors. The Exelon Corporate Governance Committee may recommend changes or enhancements to the ComEd Board for its consideration. The Chair or Vice Chair will provide a report of evaluation results to the ComEd Board along with any recommendations from the Exelon Corporate Governance Committee.

The Exelon Office of Corporate Governance oversees an orientation program that is tailored to the needs of each new Director depending on his or her level of experience serving on other boards and knowledge of the company or industry. New Directors receive materials about ComEd’s business and strategies, the Board and Board policies and operations, and attend meetings with the CEO and other officers for a briefing on the executives’ responsibilities, programs, and challenges. New Directors are also scheduled for tours of various company facilities, depending on their orientation needs.

Director Education

Continuing Director education is provided during portions of regular Board meetings and focuses on the topics necessary to enable the Board to effectively consider issues presented (such as new regulatory standards). The education sometimes takes the form of “white papers,” covering timely subjects or topics, which a Director can review before the meeting and ask questions about during the meeting. The Company pays the cost for any Director to attend outside Director education seminars on topics relevant to their service as Directors.

Related Person Transactions

Exelon has adopted a written policy on the review, approval or ratification of transactions with related persons, which is overseen by the Exelon Corporate Governance Committee and is available on Exelon’s website. The policy provides that the Committee or the Committee chair will review any proposed, existing, or completed transactions in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are Directors and executive officers and their immediate family members, as well as stockholders beneficially owning 5% or more of Exelon’s outstanding stock as defined in SEC rules. The Exelon General Counsel reviews relevant information on transactions, arrangements, and relationships disclosed and makes a determination as to the existence of a related person transaction as defined by SEC rules and the policy. Related person transactions that are in, or not inconsistent with, the best interests of Exelon or ComEd, as applicable, are approved by the Corporate Governance Committee and reported to the Board. Related person transactions are disclosed in accordance with applicable SEC and other regulatory requirements.

There were no related person transactions identified for ComEd in 2020.

7

INDEPENDENT AUDITOR

ComEd is an indirect subsidiary of Exelon and does not have a separate audit committee. Instead the Exelon Audit Committee fulfills that function for ComEd. Pursuant to the Exelon Audit Committee’s pre-approval policy, the Committee pre-approves all audit and non-audit services to be provided by the independent auditor taking into account the nature, scope, and projected fees of each service as well any potential implications for auditor independence. The policy specifically sets forth services that the independent auditor is prohibited from performing by applicable law or regulation. Further, the Exelon Audit Committee may prohibit other services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. Predictable and recurring audit and permitted non-audit services are considered for pre-approval by the Exelon Audit Committee on an annual basis.

For any services not covered by these initial pre-approvals, the Audit Committee has delegated authority to the Exelon Audit Committee Chair to pre-approve any audit or permitted non-audit service with fees in amounts less than $500,000. Services with fees exceeding $500,000 require full Committee pre-approval. The Audit Committee receives quarterly reports on the actual services provided by and fees incurred with the independent auditor. No services were provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

In 2020, the Exelon Audit Committee reviewed the PricewaterhouseCoopers 2020 Audit Plan and proposed fees and concluded that the scope of audit was appropriate, and the proposed fees were reasonable. The following table presents the fees (in thousands of dollars) for professional services rendered by PricewaterhouseCoopers LLP for the audit of ComEd’s annual financial statements for the years ended December 31, 2020 and December 31, 2019, and fees billed for other services provided during those periods. These fees include an allocation of amounts billed directly to Exelon. The fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended December 31,
(in thousands)	2020	2019
Audit fees[1]	$2,977	$3,091
Audit related fees[2]	—	—
Tax fees[3]	84	228
All other fees[4]	511	93
Total:	$3,572	$3,412
1)	Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including SEC and FERC financial statement audits and reviews, review of documents filed with the SEC, issuance of comfort letters and consents for debt issuances and other attest services required by statute or regulation.

2)	Audit related fees consist of assurance and related services that are traditionally performed by the principal auditor and are reasonably related to the performance of the audit or review of the financial statements or other assurance services to comply with contractual requirements, financial accounting, or reporting and control consultations.

3)	Tax fees consist of tax compliance, planning and advice services, including tax return preparation, refund claims, tax payment planning, assistance with tax audits and appeals, advice related to mergers and acquisitions and transactions, or requests for rulings or technical advice from tax authorities.

4)	All other fees consist of system implementation quality assurance services but also include fees incurred in connection with the receipt of an SEC subpoena requesting information related to the facts underlying the deferred prosecution agreement entered into by ComEd, and accounting research software license costs.

Report of the Exelon Audit Committee

Management has primary responsibility for preparing the Company’s financial statements and establishing effective internal controls over financial reporting. PricewaterhouseCoopers LLP (PwC), the Company’s independent auditor for the year ended December 31, 2020, is responsible for auditing those financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2020, including the critical accounting policies applied by the Company in the preparation of these financial statements and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed pursuant to PCAOB standards and had the opportunity to ask PwC questions relating to such matters. PwC has provided to the Audit Committee the written disclosures and PCAOB-required letter regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with PwC.

In reliance on these reviews and discussions and other information considered by the Committee in its judgment, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

THE AUDIT COMMITTEE

Anthony Anderson, CHAIR        Ann Berzin        Laurie Brlas        Paul Joskow

8

EXECUTIVE COMPENSATION

The compensation of ComEd’s named executive officers (NEOs) is set under the direction of the Exelon Board’s Compensation and Leadership Development Committee (Compensation Committee), generally consistent with Exelon’s overall compensation and benefits programs and policies. A notable difference between the Exelon and ComEd compensation programs is that the annual incentive program for ComEd does not include a goal based on Exelon’s operating earnings. The compensation discussion and analysis (CD&A) and compensation disclosure that follows is adapted from the CD&A and compensation disclosure included in Exelon’s 2021 proxy statement and includes information pertaining to ComEd executive compensation. The Compensation Committee provided a report on the CD&A that was included in Exelon’s 2021 proxy statement and is presented below.

The Compensation Committee is responsible for setting the Company’s general policy regarding executive compensation to ensure that compensation levels and performance targets for Exelon and its subsidiaries are consistent with Exelon’s compensation philosophy and aligned with its strategic and operating objectives. The Committee is careful to set goals that are sufficiently rigorous to meaningfully incentivize management performance. In setting the goals, the Committee takes into account input from the Company’s executive officers.

Compensation Consultant

The Exelon Compensation Committee is authorized to retain and terminate, without Exelon Board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the Committee deems appropriate. The Committee has sole authority to approve the consultant’s fees and other retention terms and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to Exelon. The compensation consultant reports directly to the Committee.

The Committee annually reviews the compensation, performance, independence, and other retention terms its independent compensation consultant Meridian Compensation Partners, LLC (Meridian). In 2020, Meridian provided no other services for Exelon or its affiliates. Fees paid to Meridian were less than 1% of its gross annual revenues.

Compensation and Leadership Development Committee Interlocks and Insider Participation

During 2020, no officers or employees or former officers of ComEd participated in deliberations with the Exelon Compensation and Leadership Development Committee concerning ComEd executive officer compensation. Mr. Dominguez provided input concerning the compensation of ComEd executive officers in 2020, other than himself.

Report of the Exelon Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 42-56 of the Exelon proxy statement. Based on such review and discussion, the Committee recommended the Board approve the Compensation Discussion and Analysis in the 2021 Proxy Statement.

THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Yves de Balmann, CHAIR
Marjorie Rodgers Cheshire
Robert Lawless
Linda Jojo
John Young

9

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses ComEd’s 2020 executive compensation program. The program covers compensation for our named executive officers (NEOs) listed below:

ComEd’s Named Executive Officers

•	JOSEPH DOMINGUEZ	Chief Executive Officer
•	JEANNE JONES	Senior Vice President, Chief Financial Officer and Treasurer
•	TERENCE R. DONNELLY	President and Chief Operating Officer
•	VERÓNICA GÓMEZ	Senior Vice President, Regulatory and Energy Policy and General Counsel
•	M. MICHELLE BLAISE	Senior Vice President, Technical Services

Mr. Dominguez is a named executive officer of ComEd and is also considered an executive officer of Exelon. His compensation is structured like the compensation of Exelon’s executive officers, based in part on overall Exelon goals as well as ComEd goals. His compensation is not recovered in ComEd’s rates. The other ComEd named executive officers participate in compensation programs designed to align their interests with ComEd’s customers and other stakeholders.

ComEd’s Business Overview

ComEd is one of the largest electric utility companies in the nation, responsible for delivering safe and reliable power to approximately four million homes and businesses across northern Illinois. ComEd has a dedicated workforce of more than 6,250 employees.

ComEd’s service territory borders Iroquois County to the south (roughly Interstate 80), the Wisconsin border to the north, the Iowa border to the west and the Indiana border to the east.

CEO The Compensation Committee approved the following compensation for the ComEd CEO:

NEOs

The majority of target compensation paid to ComEd’s NEOs is tied to the achievement of short- and long-term financial and operational goals. A significant portion is paid in the form of Exelon equity with all components except for salary being “at-risk.”

Executive Compensation Program Philosophy and Objectives

The goal of our executive compensation program is to retain and reward leaders who create long-term value by delivering on objectives that support the Company’s value proposition and strategic business objectives. This is accomplished by using metrics and goals that are directly linked to the Company’s strategy and performance. Each element of total direct compensation is based on market data, the executive’s competencies and skills, scope of responsibilities, experience and performance, retention, succession planning and organizational structure of the business.

10

2020 Compensation Program Structure

The 2020 compensation program is summarized below. Primary compensation elements include fixed and variable components.

Pay Element	Form	Performance	Shareholder Alignment
Salary	Cash	Merit Based	• Fixed income at competitive, market-based levels attracts and retains top talent.
Annual Incentive Plan	Cash

For all NEOs except Mr. Dominguez, based solely on ComEd performance metrics.

For Mr. Dominguez, AIP is based on a mix of Exelon adjusted (non-GAAP) operating earnings per share (EPS*) (25%) and ComEd metrics (75%).

• Motivates executives to achieve key annual financial and operational goals that reflect commitment to superior operations and supporting our customers and communities
Long-Term Incentive Plan	Performance Shares (67% of LTIP)	(Cumulative Performance over 3-year cycle) 2020 - 2022 Scorecard: • Utility Earned ROE* (33.3%) • Utility Net Income (33.3%) • Exelon FFO/Debt* (33.4%) Subject to TSR Cap & TSR Modifier

•   Drives executive focus on long-term goals supporting utility growth, financial results, and capital stewardship

•   Rewards relative achievement of financial goals and stock price compared to utility peers (UTY) over three-year period (TSR Modifier)

•   Payouts capped if absolute TSR is negative for the prior 36-month period (TSR Cap)[1]

	Restricted Stock (33% of LTIP)	Vest One-Third Per Year Over 3 Years	• Balances LTI portfolio providing executive with market competitive time-based award

* See definitions of Non-GAAP measures in Appendix A.

2020 Base Salary Review and Adjustments

Base salaries for Exelon’s executive officers, including the ComEd CEO, are set by the Compensation Committee and adjusted following an annual market assessment of peer group compensation. Base salaries may be adjusted (1) as part of the annual merit review or (2) based on a promotion or significant change in job scope. The Compensation Committee considers the results of the annual market assessment in addition to the following factors when contemplating a merit review: individual performance, scope of responsibility, leadership skills and values, current compensation, internal equity, and legacy matters.

In February 2020 as part of its annual merit review, the Compensation Committee approved for the ComEd CEO (and the ComEd CEO approved for each other NEO) a 2.5% - 3.0% increase in base salary for each ComEd NEO effective March 1, 2020, as part of the annual merit review.

1 Effective with the 2020-2022 Performance Share Program, the TSR Cap’s measurement period has been extended to the full three-year performance period.

11

Annual Incentive Plan (AIP) Overview and Goal Setting

ComEd’s AIP metrics are linked to ComEd’s business goals and strategic focus areas. They include:

Strategic Focus	Weighting	Metrics
Financial discipline	35%	• Total operations and maintenance (O&M) expense and capital expenditures
Operational excellence	30%	• ComEd Value Based Engagements • ComEd Safety Best Practices • ComEd Outage Frequency (SAIFI) • ComEd Outage Duration (CAIDI)
Customer and key stakeholder satisfaction	35%	• ComEd Service Level • ComEd Call Center Satisfaction • ComEd Customer Satisfaction Index • ComEd EIMA Reliability Metrics Index

The goal-setting process employs a multi-layer approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to ensure that the goals are sufficiently rigorous. Such considerations include:

•	Recent History - Goals generally reflect a logical progression of results from the recent past
•	Relative Performance - Performance is evaluated against a relevant group of the Company’s peers
•	Strategic Aspirations - Near- and intermediate-term goals follow a trend line consistent with long-term aspirations
•	Shareholder Expectations - Goals are aligned with externally communicated financial guidance & shareholder expectations
•	Sustainable Sharing - Earned awards reflect a balanced degree of shared benefits between shareholders and participants

The Compensation Committee used the following process to determine 2020 AIP awards for each NEO:

STEP 1	Set AIP Target

•	Expressed as percentage of base salary, as of 12/31/19
•	For the CEO: Annual incentive target of 80%
•	For the Other NEOs: Annual incentive targets range from 45% to 55%

STEP 2	Determine Performance Factor

•	For the CEO: 25% is based on Exelon adjusted non-GAAP operating EPS* and 75% is based on ComEd metrics
•	Other NEOs: 100% based on ComEd metrics

STEP 3	Determine Individual Performance Multiplier (IPM)

•	Measures individual performance; ranges from 50% to 110% (target of 100%)
•	The CEO is not eligible for an IPM
•	For the other NEOs, the IPMs are determined by Mr. Dominguez as CEO

STEP 4	Apply Final Multiplier

•	Multiply the target award by the performance factor
•	Multiply the outcome by the IPM
•	Award can range from 0% to 200% of target (target of 100%)
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The following table details the 2020 threshold, target, and distinguished or maximum performance goals, and the results achieved. The Compensation Committee selected the performance metrics below as they align with the long-term business strategy.

2020 Goals	Threshold	Target	Distinguished	2020 Actual Results	Performance Relative to Target	Unadjusted Payout as a % of Target
Adjusted (non-GAAP) Operating EPS[1]*	$2.97	$3.19	$3.57	$3.08		75.00%
ComEd Total O&M Expense ($M)	$1,087.2	$1,035.4	$931.9	$985.1		148.60%
ComEd Value Based Engagements	60%	80%	100%	100%		200.00%
ComEd Safety Best Practices	3	4	5	5		200.00%
ComEd Outage Frequency (SAIFI)	0.81	0.59	0.56	0.47		200.00%
ComEd Outage Duration (CAIDI)	92	80	79	68		200.00%
ComEd Service Level	81.5	88.7	92.1	93.3		200.00%
ComEd Call Center Satisfaction	82.7	85.2	87.7	87.4		188.00%
ComEd Customer Satisfaction Index	7.64	8.09	8.2	8.27		200.00%
ComEd EIMA Reliability Metrics Index	50%	100%	200%	120%		120.00%

(1) Mr. Dominguez is the only NEO with an Adjusted (non-GAAP) operating earnings per share (EPS)* measurement component.

* See definitions of Non-GAAP measures in Appendix A

The following table shows how the formula was applied and the actual amounts awarded. The Compensation Committee made no changes to NEO targets for the AIP. The Compensation Committee applied negative discretion to limit ComEd NEO payouts to 130% of target.

NEO	AIP Target ($)	Formulaic Performance Factor	Individual Performance Multiplier (IPM)	Actual Award ($)
Dominguez	511,865	104.47%	N/A	534,745
Jones	156,254	130.00%	100.00%	203,130
Donnelly	266,028	130.00%	100.00%	345,836
Gómez	178,989	130.00%	100.00%	232,686
Blaise	156,891	130.00%	100.00%	203,958
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Long-Term Incentive Plan (LTIP) Overview & Goal Setting Process

The Compensation Committee grants long-term equity incentive awards annually at its January or February meeting. When the total target equity incentive award is determined, the value is split between RSUs (33%) and performance shares (67%).

Restricted Stock Units (RSUs). RSUs granted to NEOs vest ratably over 3 years. RSUs receive dividend equivalents that are reinvested as additional RSUs and remain subject to the same vesting conditions as the underlying RSUs. RSUs are not subject to any performance metrics.

Performance Shares. Performance shares granted to NEOs in January 2020 are earned based on performance achieved for the three-year period ending on December 31, 2022. The performance metrics underlying the 2020-2022 performance share awards are listed below. These are the same performance metrics underlying the performance shares granted for the 2018-2020 and 2019-2021 performance cycles.

Performance share metrics:		What it is	Why it is Important
Utility Earned ROE*	33.3%	Average utility ROE weighted by year-end rate base.
		Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year.	Measure of value created by utility businesses. Aligned with our strategy to invest in our utilities where we can earn an appropriate return.
Utility Net Income	33.3%	Aggregate utility adjusted (non-GAAP) operating earnings, including Exelon hold-co net operating income (loss)	Measures financial performance of the Utilities. Aligned with our strategy to grow our regulated utility business.
Exelon FFO/Debt*	33.4%	Funds from operations to total debt ratio.
		The ratio is calculated following S&P’s current methodology. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations	Key ratio for determining our credit rating and thereby our access to capital. Aligned with our strategy to generate free cash and reduce debt.

* See definitions of Non-GAAP measures in Appendix A

•	Setting Performance Share Targets. Performance share targets are set based on external commitments and/or probabilistic modeling. The performance scale range for the Utility ROE and Utility Net Income metrics was based on the following probability levels of achievement: 95% for threshold and 5% for distinguished with the target aligned with projected performance. The target for the Exelon FFO/Debt metric is aligned with the expectations of credit rating agencies.

•	Actual Targets Disclosed After Each Cycle. We do not disclose actual targets used in our performance share performance cycles until each cycle is completed. We feel it is important to safeguard the confidentiality of our long-term outlook on projected performance, especially in light of changes in our industry, with our peer companies, and the overall utility and power generation markets. This policy supports the propriety of our long-standing disclosure practices to only issue annual performance guidance as part of our financial disclosure policies.

•	Performance Share Awards Subject to TSR Modifier and Cap. Performance share awards are subject to a TSR modifier that compares Exelon’s performance relative to the performance of the UTY index on a point by point basis. Performance share awards are also subject to a TSR cap that will limit payouts at target if TSR is negative for the prior 36-month period.

(Please note that the TSR cap was modified starting with the 2020 awards to extend the measurement period to the full 36 months of each cycle. Prior awards used a measurement period of 12 months.)

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How Performance Share Awards Are Determined

The Compensation Committee used the following process to determine performance Share targets and awards:

STEP 1	Establish Performance Share Award Target
Targets are set in January/February of the first year of the performance cycle.
STEP 2	Determine Performance Multiplier
The Performance Multiplier is based on performance achieved over the 3-year cycle. Performance can range from 0% to 150% of target (target of 100%).
STEP 3	Determine TSR Modifier
Calculated by subtracting the TSR of the UTY over the three-year performance period from Exelon’s TSR for the same three-year period.
STEP 4	Calculate Final Multiplier
Calculated by multiplying the Performance Multiplier by (100% + TSR Modifier). This value is the Final Multiplier.
STEP 5	Apply Final Multiplier & TSR Cap (if applicable)[1]
Apply the Final Multiplier to determine the number of shares issued. If Exelon’s absolute TSR for the final 12-month of the performance period is negative, payout will be capped at 100%. Awards can range from 0% to 200% of target (target of 100%) after application of the TSR modifier.
(1) Beginning with the 2020-2022 cycle, the TSR cap will apply if TSR is negative for the prior 36-month period.

2018 – 2020 Performance and Performance Share Payout Determinations

The following table details the 2018 - 2020 threshold, target, and distinguished performance goals, and the results achieved. The performance multiplier for the 2018 - 2020 Performance Share awards was calculated to be 76.01% of target, based on the following:

Performance Share Scorecard
	Metric Weighting	Threshold (50%)	75%	Target (100%)	125%	Distinguished (150%)	Actual Score	Actual Award v. Metric Weighting
Utility Earned ROE*	33.3%	8.0%		9.3%		10.7%	8.7%	25.62%
Utility Net Income	33.3%	$1,587		$1,880		$2,185	$1,740	25.34%
Exelon FFO/Debt*	33.4%	≥16.0% and <17.0%	≥17.0% and <18.0%	≥18.0% and <22.0%	≥22.0% and <24.0%	≥24.0%	17.8%	25.05%
					Committee Approved Performance:			76.01%

The Utility Earned ROE* and Utility Net Income use interpolation between threshold, target, and distinguished levels of performance whereas the FFO/Debt* metric uses a “stair-step” approach with no interpolation between the performance levels.

* See definitions of Non-GAAP measures in Appendix A

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Payout Determinations. The Compensation Committee approved a payout of 63.65%, based on 2018-2020 performance and the application of a TSR modifier of -16.26% based on 2018-2020 TSR performance relative to the UTY:

Performance Multiplier:	76.01%

TSR Modifier:	[EXC TSR – UTY TSR] = 18.59% - 34.85% = -16.26%

Final Multiplier:	Performance Multiplier x (100% + TSR Modifier) 76.01 x (100% + -16.26) = 63.65%

TSR Cap:	Not Applicable as performance was below target

Overall Award Payout:	63.65%

The following table shows how the formula was applied and the actual amounts awarded.

NEO	Target Shares		Performance Factor		Actual Award
Dominguez	19,753	x	63.65%	=	12,573
Jones	5,841	x	63.65%	=	3,718
Donnelly	8,531	x	63.65%	=	5,430
Gómez	5,961	x	63.65%	=	3,794
Blaise	5,332	x	63.65%	=	3,394

Performance Awards Settled in Common Stock and/or Cash. Pursuant to the terms of the long-term incentive program, all NEOs that have achieved 200% or more of their stock ownership targets receive performance share award payouts in cash. Other performance share participants who have not achieved 200% of their stock ownership targets receive payouts that are settled 50% in shares of Exelon common stock and 50% in cash.

Performance Share Goal Rigor

To ensure adequate rigor for the financial targets applicable to the 2020-2022 performance share performance cycle, we conducted statistical simulations to understand the level of difficulty of our payout range. We conducted a sensitivity analysis of reasonable value ranges for several internal and external variables that are significant drivers of performance, and we also examined historical levels of deviation of Company performance compared to plan.

2020 Target Compensation for Named Executive Officers

The table below lists the target value of the compensation elements for each NEO as of December 31, 2020.

	Cash Compensation			Long-Term Incentives
NEO	Base ($)	AIP Target	Target Total Cash ($)	RSUs (33% of LTIP) ($)	Performance Shares (67% of LTIP) ($)	Target Total LTIP ($)	Target Total Direct Compensation ($)
Dominguez	639,831	80%	1,151,695	372,900	757,100	1,130,000	2,281,696
Jones	347,232	45%	503,486	112,530	228,470	341,000	844,486
Donnelly	483,687	55%	749,714	161,040	326,960	488,000	1,237,715
Gómez	357,978	50%	536,968	112,530	228,470	341,000	877,967
Blaise	348,647	45%	505,538	100,650	204,350	305,000	810,538
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COMPENSATION GOVERNANCE AND OVERSIGHT

What We Do	What We Don’t Do

✓    Pay for performance

✓    Significant stock ownership requirements for Directors and Executive Officers

✓    Cap incentive awards and conduct an annual risk assessment of the compensation programs

✓    Double-trigger for change-in-control benefits

✓    Independent compensation consultant advises the Compensation Committee

✓    Annually evaluate management succession and leadership development efforts

✓    Limited perquisites based on sound business rationale

✓    Clawback provision for incentive compensation awards

✓ Annual review of pay equity by an independent third party

✓    Engage in year-round shareholder outreach

✓    Prohibit hedging, short sales, derivative transactions or pledging of Company stock

✓    Require Executive Officers to trade through 10b5-1 trading plans

✓    Annually assess our programs against peer companies and best practices

✓    Set appropriate levels of “stretch” in incentive targets

✗    No guaranteed minimum payout of AIP or LTIP programs

✗    No employment agreements

✗    No excise tax gross-ups for change-in-control agreements

✗    No dividend-equivalents on Performance shares

✗    The value of LTIP awards is not included in pension or severance calculations

✗    No additional credited service under supplemental pension plans since 2004

✗    No option re-pricing or buyouts

Shareholder Engagement and Say-on-Pay

The Compensation Committee regularly reviews executive compensation, taking into consideration input received through Exelon’s regular and ongoing practice to engage with its investors. Feedback is typically solicited throughout the year in connection with the annual meeting of shareholders and the Compensation Committee’s review of the executive compensation program.

In 2020, Exelon contacted the holders of nearly 50% of our outstanding shares with offers to engage. Portfolio managers and governance professionals that accepted included a significant cross-section of our shareholder base, representing approximately 30% of Exelon’s outstanding shares. The Chairs of Exelon’s Compensation and Corporate Governance Committees participated in select investor discussions in 2020. Feedback from all discussions was shared with the appropriate Board Committee and/or the full Board.

Shareholders in general expressed their approval of the ongoing executive compensation program and did not request any significant changes during our engagement conversations. One suggestion received was to consider the addition of a human capital management or diversity metric. In response, senior leadership and the Compensation Committee are currently exploring the feasibility of including a diversity, equity, and inclusion (DE&I) set of performance metrics to be linked to the AIP for executive officers in the 2022 annual incentive program.

Based on feedback received, investors remain supportive overall of Exelon’s executive compensation program and design as demonstrated by our 2020 say-on-pay vote result of 93%.

Compensation Decisions

Setting Target Total Direct Compensation for the CEO: One of the Compensation Committee’s most important responsibilities is to approve the ComEd CEO’s target total direct compensation (TDC). The Compensation Committee fulfills this responsibility by analyzing peer group compensation and performance data with its independent compensation consultant. The Committee also reviews the various elements of the CEO’s compensation in the context of the target TDC which includes base salary, annual and long-term incentive target opportunities.

Setting Target Total Direct Compensation for Executive Officers: The ComEd CEO analyzes a variety of data to gauge market competitiveness, including peer group compensation and performance data provided by Exelon’s independent compensation consultant. TDC can vary by named executive officer based on competencies and skills, scope of responsibilities, the executive’s experience and performance, retention, succession planning and the organizational structure of the businesses (e.g., internal alignment and reporting relationships).

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Role of the Compensation Consultant: As referenced earlier, the Compensation Committee retains Meridian, an independent compensation consultant, to support its duties and responsibilities. Meridian provides advice and counsel on executive and director compensation matters and provides information and advice regarding market trends, competitive compensation programs, and strategies including as described below:

•	Market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data,
•	An independent assessment of management recommendations for changes in the compensation structure,
•	Assisting management to ensure the Company’s executive compensation programs are designed and administered consistent with the Compensation Committee’s requirements, and
•	Ad hoc support on executive compensation matters and related governance trends.

Peer Groups Used for Benchmarking Executive Compensation

Exelon uses a blended peer group for assessing our executive compensation program that consists of two sub-groups: energy services peers and general industry peers because (1) there are not enough energy services peers with size, scale and complexity comparable to Exelon to create a robust energy services-only peer group, and (2) Exelon’s market for attracting talent includes general industry peers, with key executives hired from several Fortune 100 companies. When selecting general industry peers, we look for capital asset-intensive companies with size, scale and complexity similar to Exelon, and we also consider the extent to which they may be subject to the effects of volatile commodity prices similar to Exelon’s sensitivity to commodity price volatility.

Exelon evaluates its peer group on an annual basis in July and adjusts for changes with our energy and general industry peers when needed.

In connection with the Compensation Committee’s responsibility to oversee and monitor the ongoing effectiveness of the executive compensation programs, the Committee approved changes to Exelon’s peer group in light of business developments affecting two peer companies—PG&E filed for bankruptcy in 2019 and DowDuPont separated into three separate businesses in 2019. These changes were based on analyses of developments with market peers and a review of benchmarked compensation practices in consultation with the Committee’s independent compensation consultant.

As a result of these changes, the Committee replaced PG&E with DTE Energy, the largest of the available utilities that also has a diverse mix of operations. DowDuPont was replaced with Delta Air Lines and Lockheed Martin. Both Delta and Lockheed Martin were selected because each are size-appropriate, have a high proportion of U.S. revenue, operate in mature capital-intensive industry segments, and operate in moderate-to-heavy regulatory environments.

Exelon’s revenues are at the 64th percentile of the following blended peer group comprising 21 companies:

Energy Services (11 peer companies)	✓ American Electric Power Company, Inc. ✓ Dominion Energy, Inc. ✓ DTE Energy ✓ Duke Energy Corporation ✓ Edison International ✓ Entergy Corporation	✓ FirstEnergy Corporation ✓ NextEra Energy, Inc. ✓ Public Service Enterprise Group, Inc. ✓ Sempra Energy ✓ The Southern Company

General Industry (10 peer companies)	✓ 3M Company ✓ Deere & Company ✓ Delta Air Lines ✓ General Dynamics Corporation ✓ Honeywell International, Inc.	✓ International Paper Company ✓ Lockheed Martin ✓ Marathon Petroleum Company ✓ Northrop Grumman Corporation ✓ Valero Energy Corporation

Because there is a correlation between the size of an organization and its compensation levels, market data is statistically adjusted using a regression analysis. This commonly applied technique allows for a more precise estimate of the market value of ComEd given the size and scope of responsibility for ComEd’s executive roles. Each element of NEO compensation is then compared to these size-adjusted medians of the peer group.

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Stock Ownership and Trading Requirements

To strengthen the alignment of executive interests with those of shareholders, officers of the Company are required to own certain amounts of Exelon common stock by the later of (1) five years following an adjustment made to the guidelines (last adjustments made in 2012) or (2) his or her employment or promotion to a new position. As of the annual measurement date of September 30, 2020, all NEOs had exceeded 200% of their stock ownership guidelines as shown in the following chart:

The following types of ownership count towards meeting the stock ownership guidelines: restricted shares and restricted stock units; shares acquired and held through the exercise of stock options; shares held in the Exelon Corporation Deferred Compensation Plan, dividend reinvestment plan, and 401(k) employee savings plan; and common shares beneficially owned directly or indirectly, including shares held in trust.

For additional details about NEO stock ownership, please see the Beneficial Ownership Table.

Prohibition on Hedging and Pledging of Common Stock; Other Trading Requirements

Exelon requires executive vice presidents and above who wish to sell Exelon common stock to do so only through the adoption of a stock trading plan meeting the requirements of SEC Rule 10b5-1(c). This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their personal financial plans. The use of Rule 10b5-1 stock trading plans serves to reduce the risks that such transactions will be viewed negatively or as commentary with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans are believed to reduce the potential for accusations of trading on the basis of material, non-public information, which could damage the reputation of the Company.

Our insider trading policy includes provisions the prohibit Directors and employees (including officers) and certain of their related persons (including certain family members and entities which they own a significant interest) from engaging in short sales, put or call options, hedging transactions, pledging, or other derivative transactions involving Exelon stock.

Clawback Policy

In 2018, the Exelon Board of Directors revised its clawback policy to broaden the discretionary ability to clawback incentive compensation when deemed appropriate. Under the policy, the Board has sole discretion to recoup incentive compensation if it determines that:

•	the incentive compensation was based on the achievement of financial or other results that were subsequently restated or corrected,
•	the incentive plan participant engaged in fraud or intentional misconduct that caused or contributed to the need for restatement or correction,
•	a lower incentive plan award would have been made to the participant based on the restated or corrected results, and
•	recoupment is not precluded by applicable law or employment agreements.

The Exelon Board or Compensation Committee may also seek to recoup incentive compensation paid or payable to current or former incentive plan participants if, in its sole discretion, the Board or Compensation Committee determines that:

•	the current or former incentive plan participant breached a restrictive covenant or engaged or participated in misconduct or intentional or reckless acts or omissions or serious neglect of responsibilities that caused or contributed to a significant financial loss or serious reputational harm to Exelon or its subsidiaries regardless of whether a financial statement restatement or correction of incentive plan results was required, and
•	recoupment is not precluded by applicable law or employment agreements.
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Risk Management Assessment of Compensation Policies and Practices

The Compensation Committee reviews Exelon’s compensation policies and practices as they relate to the Company’s risk management practices and risk-taking incentives. In 2020, the Compensation Committee partnered with Exelon’s Enterprise Risk Management group to apply the enterprise risk management policy and framework to the compensation risk assessment process to assess and validate that the controls in place continued to mitigate incentive compensation risks.

Following this assessment, the Committee believes that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the Compensation Committee considered the following compensation program features, which balance the degree of risk taking:

•	The AIP includes multiple incentive performance measures with a balance of financial and non-financial metrics
•	Long-term incentives include multiple vehicles and performance metrics and three-year overlapping performance periods that are aligned with long-term stock ownership requirements
•	Incentive metrics, performance goals, and capital allocation require multiple approval levels and oversight
•	Total compensation pay mix includes effective and market aligned balance of short- and long-term incentive compensation elements
•	Incentive compensation is balanced by formulaic and discretionary funding
•	Short- and long-term incentive awards contain award caps or modifiers
•	Reasonable change-in-control and severance benefits are within common market norms
•	Clawback provisions exceed regulatory mandates
•	Consistent and meaningful stock ownership requirements create sustained and consistent ownership stakes

Tax Consequences

Under Section 162(m) of the Internal Revenue Code (the Code), generally NEO compensation over $1M for any year is not deductible for United States income tax purposes. Historically, there was an exemption from this deduction limit for compensation payments that qualified as “performance-based” under applicable IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act (Tax Act), the performance-based compensation exemption was eliminated under Section 162(m) of the Code, except with respect to certain grandfathered arrangements. The Tax Act also expanded the definition of covered employee to include the CFO and extended the classification for all covered employees in perpetuity even after death through severance and post-death payments. Finally, the application of the $1 million limitation has been expanded to include covered employees at Exelon’s corporate registrants with publicly traded debt in addition to those with publicly traded equity as required prior to the Tax Act. Under the new law, Exelon has eight registrants that now fall within the scope of Section 162(m). The Compensation and Leadership Development Committee believes that it must maintain flexibility in its approach to executive compensation in order to structure a program that it considers to be the most effective in attracting, motivating and retaining the Company’s key executives, and therefore, the deductibility of compensation is one of several factors considered when making executive compensation decisions.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($) (Note 1)	Stock Awards ($) (Note 2)	Non-Equity Incentive Plan Compensation ($) (Note 3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (Note 4)	All Other Compensation ($) (Note 5)	Total ($)
Joseph Dominguez
Chief Executive Officer	2020	634,118	—	1,130,037	534,745	143,843	43,295	2,486,038
	2019	606,638	—	1,130,054	552,265	107,654	191,902	2,588,513
	2018	228,654	—	1,260,000	596,982	141,797	128,660	2,356,093
Jeanne Jones
Senior Vice President, Chief Financial Officer, and Treasurer	2020	345,644	15,000	341,053	203,130	70,207	35,425	1,010,459
	2019	349,961	24,528	341,085	200,082	34,951	40,852	991,459
	2018	177,962	—	295,523	199,128	48,296	22,375	743,284
Terence R. Donnelly
President and Chief Operating Officer	2020	481,475	25,000	488,016	345,836	177,139	21,147	1,539,613
	2019	486,990	25,000	488,028	324,424	376,400	21,147	1,721,989
	2018	455,682	16,869	897,956	337,376	170,457	38,403	1,916,743
Verónica Gómez
Senior Vice President, Regulatory & Energy Policy and General Counsel	2020	356,341	15,000	341,053	232,686	60,963	12,360	1,018,403
	2019	360,423	15,000	341,085	218,280	56,912	25,192	1,016,892
	2018	337,399	11,349	341,019	226,994	57,578	19,883	994,222
M. Michelle Blaise
Senior Vice President, Technical Services	2020	347,052	15,000	305,080	203,958	129,781	32,502	1,033,373
	2019	351,027	15,000	305,059	191,331	266,770	34,270	1,163,457
	2018	328,175	9,948	305,031	198,969	125,658	34,094	1,001,875
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Notes to the Summary Compensation Table

(1)	In recognition of their overall performance, certain NEOs received an individual performance multiplier (IPM) to their annual incentive payments or other special recognition awards in certain years. Mr. Dominguez is not eligible for an IPM.

(2)	The amounts shown in this column include the aggregate grant date fair value of restricted stock unit and performance share unit awards for the 2020-2022 performance period granted January 27, 2020. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 21 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2020 Annual Report on Form 10-K. The 2020-2022 performance share award component of the stock award values depicted above are subject to performance conditions and the grant date fair value assumes the achievement of the target level of performance; however, values may be higher based on performance including the maximum total shareholder return multiplier as follows:

	Performance Share Award Value
Name	At Target ($)	At Maximum ($)
Dominguez	757,124	1,514,248
Jones	228,503	457,006
Donnelly	326,967	653,934
Gómez	228,503	457,006
Blaise	204,395	408,790

(3)	The amounts shown in this column for 2020 represent payments made pursuant to the Annual Incentive Plan.

(4)	The amounts shown in this column represent the change in the accumulated pension benefit for the NEOs from December 31, 2019 to December 31, 2020. None of the NEOs had above market earnings in a non-qualified deferred compensation account in 2020.

(5)	All Other Compensation: The following table describes the incremental cost of other benefits provided in 2020 that are shown in this column.

ALL OTHER COMPENSATION

Name	Perquisites ($) (Note 1)	Reimbursement for Income Taxes ($) (Note 2)	Company Contributions to Savings Plans ($) (Note 3)	Company Paid Term Life Insurance Premiums ($) (Note 4)	Total ($)
Dominguez	26,840	—	11,920	4,535	43,295
Jones	21,296	—	11,801	2,328	35,425
Donnelly	1,000	—	16,421	4,726	21,147
Gómez	—	—	8,991	3,369	12,360
Blaise	16,840	—	11,837	3,825	32,502

Notes to All Other Compensation Table

(1)	Amounts reported for personal benefits provided to NEOs include: (1) transportation related benefits (including parking, spousal and family travel); and (2) other benefits (including personal financial planning, company gifts, and matching charitable contributions, and physical examinations).

(2)	ComEd provides reimbursements of tax obligations incurred when: employees are required to work outside their state of home residence and encounter double taxation in states and localities where tax credits are not permitted in home state tax filings; business-related spousal travel involves personal benefits and income is imputed to the employee and for required relocation and housing/living expenses incurred in compliance with regulatory requirements.

(3)	The amounts represent the company matching contributions to the NEOs’ accounts. Each of the named executive officers participated in the company’s 401(k) Plan. Messrs. Dominguez and Donnelly also participated in the Deferred Compensation Plan.

(4)	ComEd provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2020 for additional term life insurance policies for the NEOs and for additional supplemental accidental death and dismemberment insurance and long-term disability over and above the basic coverage provided to all employees.
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Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Note 1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (Note 2)			All Other Stock	Grant Date Fair Value
Name	Grant Date	Threshold ($)	Plan ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares or Units (#) (Note 3)	of Stock and Option Awards ($) (Note 4)
Dominguez	1/27/20	12,797	511,865	1,023,730
	1/27/20				2,670	16,017	32,034		757,124
	1/27/20							7,889	372,913
Jones	1/27/20	1,953	156,254	312,509
	1/27/20				806	4,834	9,668		228,503
	1/27/20							2,381	112,550
Donnelly	1/27/20	3,325	266,028	532,056
	1/27/20				1,153	6,917	13,834		326,967
	1/27/20							3,407	161,049
Gómez	1/27/20	2,237	178,989	357,978
	1/27/20				806	4,834	9,668		228,503
	1/27/20							2,381	112,550
Blaise	1/27/20	1,961	156,891	313,782
	1/27/20				721	4,324	8,648		204,395
	1/27/20							2,130	100,685

Notes to Grants of Plan-Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. The possible payout at threshold for AIP was calculated at 1.25% of target based on a threshold payout of 50% for the lowest weighted metric of 5% and an individual performance multiplier of 50%. Because Mr. Dominguez is not eligible for the IPM, his threshold was 2.5%. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)	NEOs have a long-term performance share unit target opportunity that is a fixed number of performance share units commensurate with the officer’s position. The possible payout at threshold for performance share unit awards was calculated at 16.67% of target. The possible maximum payout for performance share units was calculated at 150% of target, with an uncapped total shareholder return multiplier, capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows restricted stock unit awards made during the year. The vesting dates of the awards are provided in footnote 2 to the Outstanding Equity Table below.

(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share unit awards and restricted stock units granted to each NEO during 2020. Fair value of performance share unit awards granted on January 27, 2020 are based on an estimated payout of 100% of target.
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Outstanding Equity Awards at Year End

Name	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#) (Note 2)	Market Value of Shares or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $42.22 ($) (Note 2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#) (Note 3)	Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (Note 3)
Dominguez	16,000	—	39.81	03/12/22	69,987	2,954,851	64,020	2,702,924
	21,000	—	43.40	01/24/21	—	—	—	—
Jones	—	—	—	—	23,982	1,012,520	19,322	815,775
Donnelly	21,000	—	39.81	03/12/22	12,951	546,791	27,648	1,167,299
Gómez	—	—	—	—	9,054	382,260	19,322	815,775
Blaise	—	—	—	—	8,098	341,898	17,282	729,646

Notes to Outstanding Equity Table

(1)	Non-qualified stock options were previously granted to NEOs pursuant to the Company’s long-term incentive plans. All grants are fully vested and expire on the tenth anniversary of the grant date.

(2)	The amount shown includes unvested restricted stock unit awards and the performance share award earned for the performance period beginning January 1, 2018 and ending December 31, 2020, which vested on January 25, 2021. The unvested restricted stock unit awards are composed of the final third of the award made in January 2018, which vested on January 25, 2021; two-thirds of the award made in February 2019, half of which vested on January 25, 2021 and half of which will vest on the date of the Compensation Committee’s first regular meeting in 2022; and the full award granted on January 27, 2020, one-third of which vested on January 25, 2021 and one-third of which will vest on the date of each of the Compensation Committee’s first regular meetings in 2022 and 2023, respectively. All RSU awards accrue additional shares through automatic dividend reinvestment. For Mr. Dominguez, the amount shown includes grants of 10,000 and 30,000 retention-related restricted stock units awarded on January 29, 2018 and August 1, 2018, which vest on January 29, 2022 and August 1, 2022, respectively. For Ms. Jones the amount shown includes a grant of 15,000 retention-related restricted stock units awarded on January 29, 2018 that will vest on January 29, 2023. All shares are valued at $42.22, the closing price on December 31, 2020.

(3)	The amount shown includes the target performance share awards granted on February 4, 2019 for the performance period ending December 31, 2021 and the target performance share awards granted on January 27, 2020 for the performance period ending December 31, 2022. These target awards have been increased to reflect the highest level of performance for the period, 200%. All shares are valued at $42.22, the closing price on December 31, 2020.
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Option Exercises and Stock Vested

	Option Awards		Stock Awards (Note 1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dominguez	—	—	33,171	1,567,987
Jones	—	—	9,637	455,523
Donnelly	—	—	14,403	680,841
Gómez	—	—	10,063	475,666
Blaise	—	—	9,000	425,477

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are composed of the following tranches of prior awards that vested on January 27, 2020: the performance share awards granted for the performance period of January 1, 2017 through December 31, 2019; the final third of the RSU awards granted in January 2017, the second third of the RSU awards granted in January 2018 and the first third of the RSU awards granted in January 2019. All of these awards were valued at $47.27 upon vesting.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a defined benefit pension plan that includes the Service Annuity System (SAS), a traditional pension plan covering NEOs who commenced employment prior to January 1, 2001 and the Cash Balance Pension Plan (CBPP), an account-based plan covering eligible NEOs hired between January 1, 2001, and February 1, 2018, and certain NEOs who previously elected to transfer to the CBPP from the SAS. The Retirement Program is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

Cash Balance Pension Plan (CBPP)

All NEOs participate in the CBPP. Under the CBPP, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. NEOs who transferred from the SAS to the CBPP also have a frozen transferred SAS benefit and received a “transition” credit based on age, service and compensation at the time of transfer. When the CBPP was initially established in 2001, it provided an annual benefit credit of 5.75% of an employee’s base pay and annual incentive award for the year, and an annual investment credit based on the average of that year’s S&P 500 stock index return and the 30-year bond rate for the month of November (subject to 4% minimum). The benefit and investment credit rates have been subsequently modified periodically pursuant to U.S. Treasury Department guidance on cash balance plans. NEO participants in the CBPP currently receive an annual benefit credit ranging from 7.0% to 10.5% (depending on length of service) of base salary and annual incentive award, and an annual investment credit based on the third segment spot rate of interest on long-term investment grade corporate bonds for the month of November of the year (subject to a 4% minimum). Benefits vest after three years of service and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and the vesting requirement, years of service are not relevant to a determination of accrued benefits under the CBPP.

In 2019, the Company also provided a one-time Transition Benefit Credit to all CBPP participants in recognition of the transition to a fully fixed income investment credit rate. The amount of the credit ranged from 0% to 30.5% of 2018 annualized base pay, based on years of service as of December 31, 2007.

Supplemental Management Retirement Plan (SMRP)

All NEOs participate in the SMRP, which Exelon sponsors as permitted by the Employee Retirement Income Security Act. The SMRP provides supplemental benefits to the benefits provided under the tax-qualified Retirement Program for individuals whose annual compensation exceeds the limits imposed under the Internal Revenue Code. Under the terms of the SMRP, participants are provided the amount of benefits they would have received under the CBPP but for the application of the Internal Revenue Code limits. The SMRP offers a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. For participants in the CBPP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this proxy statement.

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Since 2004, Exelon no longer provides additional years of credited service to executives under the SMRP for any period in which services are not actually performed, except that up to two years of service credits may be provided upon a qualifying termination of employment under severance or change in control agreements, and performance-based awards or awards which are intended to make up for lost pension benefits from another employer. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successor arrangements) are not affected.

The amount of the change in the pension value for each of the NEOs is the amount included in the Summary Compensation Table above. The present value of each NEO’s accumulated pension benefit is shown in the following tables. The present value for CBPP participants is the account balance.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dominguez	Cash Balance	18.35	522,117	—
	SMRP	18.35	827,255	—
Jones	Cash Balance	13.41	287,002	—
	SMRP	13.41	86,678	—
Donnelly	Cash Balance	37.53	1,668,276	—
	SMRP	37.53	971,894	—
Gómez	Cash Balance	13.17	322,091	—
	SMRP	13.17	158,189	—
Blaise	Cash Balance	38.53	1,731,902	—
	SMRP	38.53	264,418	—
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Deferred Compensation Programs

Exelon Corporation Deferred Compensation Plan

The Exelon Corporation Deferred Compensation Plan is a non-qualified plan that permits the NEOs to defer certain cash compensation to facilitate tax and retirement planning. The Deferred Compensation Plan also permits the Company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the Company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code.

Exelon Corporation Employee Savings Plan

The Employee Savings Plan is intended to be tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and encourage retirement savings, which under the Plan may be supplemented by Company matching contributions. The Company maintains the excess matching feature of the Deferred Compensation Plan to enable highly compensated employees to save for retirement to the extent they otherwise would have, were it not for the limits established by the IRS.

Once participants in the Employee Savings Plan reach their statutory contribution limit during the year, their elected payroll contributions and Company matching contribution will be credited to their accounts in the Deferred Compensation Plans. The investment options under the Deferred Compensation Plan consist of a basket of investment fund benchmarks substantially the same as those funds available through the Employee Savings Plan. Deferred amounts represent unfunded, unsecured obligations of the Company.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2020 ($) (Note 1)	Registrant Contributions in 2020 ($) (Note 2)	Aggregate Earnings in 2020 ($) (Note 3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/20 ($) (Note 4)
Dominguez	$9,423	$5,599	$55	—	$15,077
Jones	—	—	—	—	—
Donnelly	$4,031	$5,702	($30)	—	$691,350
Gómez	—	—	—	—	—
Blaise	—	—	—	—	—

Notes to Nonqualified Deferred Compensation Table

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

(2)	The full amount shown under registrant contributions is included in the Company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above.

(4)	For all NEOs the aggregate balance shown includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as Company contributions under all other compensation as described in Note 2 for the current fiscal year ending December 31, 2020.
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Potential Payments upon Termination or Change in Control

Each NEO is entitled to compensation in the event his or her employment terminates or upon a change in control. The Compensation Committee adopted changes to severance and change in control benefits effective in 2020, with the amount of benefits payable being contingent upon a variety of factors, including the circumstances under which employment terminates.

Severance Benefits

Applicability: Termination of employment other than for cause or disability or terminates for good reason as defined below.

NEOs are entitled to certain payments and benefits in connection with a termination of employment other than for cause or disability or terminates for good reason as provided for in the Senior Management Severance Plan. The “Severance Period” for the CEO is 24 months after termination of employment and 15 months after termination of employment for all other NEOs. Benefits under the Plan include the following items.

Severance Pay	Continued payment of base salary for the applicable Severance Period
Annual Incentive	Target annual incentive awards for the applicable Severance Period and a pro-rated annual incentive award for the year in which the termination of employment occurs.
Equity Awards	Outstanding equity awards vest in whole or in part in accordance with the table below.
SMRP Benefits	Benefit equal to the amount payable under the SMRP determined as if the SMRP benefit were fully vested and the severance pay constituted covered compensation for purposes of the SMRP.
Retirement Benefits	If applicable, benefits equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan. All current NEOs are fully vested.
Insurance, Health and Welfare Benefits	Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if coverage is available and eligibility requirements have been met.
Financial Planning	Outplacement and financial planning services for at least 12 months.

Payments under the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The Senior Management Severance Plan includes the following definitions with respect to severance benefits.

“Cause” with respect to severance benefits (or change in control benefits discussed below) generally means any of the following (a) refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports or of the Board of Directors of Exelon or any of its participating employers under the Senior Management Severance Plan that are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities; (b) willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee or other person; (c) commission of a felony or any crime involving dishonesty or moral turpitude; (d) material violation of the Code of Business Conduct (or any corporate policies referenced therein), or of any statutory or common-law duty of loyalty; or (e) any breach by the executive of one or more restrictive covenants contained within the Senior Management Severance Plan.

“Good reason” with respect to severance benefits generally means the following: a material reduction of the executive’s salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; a demotion below an executive salary band level; with respect to the CEO, a material adverse reduction in the executive’s position or duties, but excluding any such change caused solely by a disposition of all or a significant portion of Exelon individually or collectively with its affiliates as defined in the Plan.

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Change in Control Benefits

Applicability: Termination of employment following a change of control

NEOs are eligible for certain benefits upon certain involuntary terminations by the Company or a resignation for “good reason” in connection with a change in control of Exelon Corporation. If the executive resigns for good reason (as defined below) or his or her employment is terminated by Exelon other than for cause or disability, during the period commencing 90 days before a change of control or during the 24-month period following a change in control, the executive is entitled to the benefits outlined below.

Severance Pay	The executive receives 1.5 times base salary (2.99 times for the CEO) to be paid in substantially equal regular payroll installments.
Annual Incentive	Target annual incentive awards for a period of 1.5 years (2.99 years for the CEO) after termination of employment and a pro-rated annual incentive award for the year in which the termination of employment occurs.
Equity Awards	Outstanding equity awards in whole or in part as detailed in the table below.
SMRP Benefits	Benefit equal to the amount payable under the SMRP determined as if (1) the executive had 18 additional months (24 months for the CEO) of age and years of service and (2) the severance pay constituted covered compensation for purposes of the SMRP.
Retirement Benefits	Benefits equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan. All current NEOs are fully vested.
Insurance, Health and Welfare Benefits	Life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if coverage is available and eligibility requirements have been met.
Financial Planning	Outplacement and financial planning services for at least 12 months.

The Senior Management Severance Plan include the following definitions with respect to change in control benefits:

“Change in control” includes any of the following: (a) when any person or group acquires 20% of Exelon’s then outstanding common stock or of voting securities; (b) the incumbent members of the Exelon Board (or new members nominated by a majority of incumbent Directors) cease to constitute at least a majority of the members of the Exelon Board; (c) consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or (d) upon shareholder approval of a plan of complete liquidation or dissolution.

“Good reason” generally includes (a) a material reduction in salary, incentive compensation opportunity or aggregate benefits; (b) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of the officer to whom the executive reports); (c) a required relocation by more than 50 miles; (d) a material breach of the terms of the Senior Management Severance Plan, as applicable, by Exelon or its successor.

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Equity Awards – Consequences of Termination of Employment

The following table summarizes the treatment of outstanding equity awards granted under the Exelon Long-Term Incentive Plans and related severance arrangements upon a termination of employment for the respective reasons stated below.

Award Type	Event	Consequences
RSUs (including other restricted stock awards)	Retirement[1] or Disability	Unvested awards vest
Death
Involuntary Termination[3] in connection with a Change in Control[4]
	Voluntary Termination[2]	Unvested awards are forfeited
	Involuntary Termination[3]	Unvested awards prorated and vest
Long Term Incentive Awards (including performance share awards)	Retirement[1] or Disability	Prorated portion vests based on actual performance and is payable to the recipient at the time provided for in the terms of the award
Involuntary Termination[3]
Death
Involuntary Termination[3] in connection with a Change in Control[4]
	Voluntary Termination[2]	Unvested awards are forfeited
Stock Options	Retirement[1] or Disability	Outstanding awards remain exercisable until the earlier of (a) 5 years from termination date or (b) expiration date of award.
	Voluntary Termination[2]	Outstanding awards are exercisable to the extent the award was exercisable on the date of termination and may be exercised until the earlier of (a) 90 days from termination date or (b) expiration date of award.
Involuntary Termination[3]
	Death	Outstanding awards are immediately exercisable and may be exercised until the earlier of (a) 3 years from termination date or (b) expiration date of award.
	Involuntary Termination[3] in connection with a Change in Control[4]	Outstanding awards are immediately exercisable and may be exercised until the earlier of (a) 5 years from termination date or (b) expiration date of award.

1)	Age 55 with at least 10 years of service
2)	Not retirement eligible
3)	Involuntary Termination means a termination by the Company for reasons other than for cause or disability or a resignation by an eligible executive for good reason
4)	To be applicable, termination must occur during the period commencing 90 days before a change of control or during the 24-month period following a change in control
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Estimated Value of Benefits to be Received Upon Retirement

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2020. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	535,000	2,920,000	3,455,000
Jones	--	--	--
Donnelly	346,000	1,262,000	1,608,000
Gómez	233,000	--	233,000
Blaise	204,000	789,000	993,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2020 AIP, a pro-rated actual incentive award is payable upon retirement based on the number of days worked during the year of retirement. The amount above represents the executive’s 2020 annual incentive payout after Company/business unit performance was determined.

(2)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019, and 2020 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon retirement. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.

(3)	Estimate of total payments and benefits based on a December 31, 2020 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death or Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming employment is terminated due to death or disability as of December 31, 2020. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Value of Unvested Equity Awards ($) (Note 2)	Total Value of All Payments and Benefits ($) (Note 3)
Dominguez	535,000	4,609,000	5,144,000
Jones	203,000	1,513,000	1,716,000
Donnelly	346,000	1,262,000	1,608,000
Gómez	233,000	881,000	1,114,000
Blaise	204,000	789,000	993,000

Notes to Benefits to be Received Upon Termination due to Death or Disability Table

(1)	Under the terms of the 2020 AIP, a pro-rated actual incentive award is payable upon death or disability based on the number of days worked during the year of termination. The amount above represents the executives’ 2020 annual incentive payout after Company and/or business unit performance was determined.

(2)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019, and 2020 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon death or disability. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.

(3)	Estimate of total payments and benefits based on a December 31, 2020 termination due to death or disability.
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Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2020 under the terms of the Amended and Restated Senior Management Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Total Value of All Payments and Benefits ($) (Note 6)
Dominguez	1,440,000	184,000	4,100,000	28,000	40,000	6,327,000
Jones	629,000	47,000	1,250,000	20,000	40,000	2,189,000
Donnelly	937,000	89,000	1,262,000	28,000	40,000	2,702,000
Gómez	671,000	50,000	881,000	26,000	40,000	1,901,000
Blaise	632,000	63,000	789,000	14,000	40,000	1,742,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control Table

(1)	Represents the estimated severance benefit equal to 1.25 times (2 times for Mr. Dominguez) the sum of (i) current base salary and (ii) the target annual incentive for the year of termination, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2020 annual incentive payout after Company/business unit performance was determined.

(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	Includes the value of the executives’ unvested performance share awards granted in 2018, 2019, and 2020 assuming target performance and the accelerated portion of the executives’ RSU awards that, per applicable awards agreements, would vest upon an involuntary separation not related to a change of control. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.

(4)	Estimated costs of healthcare, life insurance, and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)	Estimate of total payments and benefits based on a December 31, 2020 termination date.
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Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2020. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Deferred Compensation section.

Name	Cash Payment ($) (Note 1)	Retirement Benefit Enhancement ($) (Note 2)	Value of Unvested Equity Awards ($) (Note 3)	Health and Welfare Benefit Continuation ($) (Note 4)	Perquisites And Other Benefits ($) (Note 5)	Potential Scaleback ($)	Total Value of All Payments and Benefits ($) (Note 6)
Dominguez	3,979,000	290,000	4,609,000	66,000	40,000	—	8,984,000
Jones	958,000	82,000	1,513,000	24,000	40,000	—	2,617,000
Donnelly	1,471,000	156,000	1,262,000	33,000	40,000	—	2,962,000
Gómez	1,038,000	88,000	881,000	31,000	40,000	—	2,078,000
Blaise	962,000	110,000	789,000	16,000	40,000	—	1,917,000

Notes to Benefits to be Received Upon a Qualifying Termination following a Change in Control Table

(1)	Represents the estimated cash severance benefit equal to 1.5 times (2.99 times for Mr. Dominguez) the sum of (i) current base salary and (ii) the annual incentive award at target, plus a pro-rated annual incentive award for the year in which termination occurs. The amount above represents the executives’ 2020 annual incentive payout after Company/business unit performance was determined.

(2)	Represents the estimated retirement benefit enhancement that consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	Includes the value of the executives’ unvested performance shares, all of which will vest upon termination at the actual level earned and awarded (it is assumed the 2018, 2019, and 2020 performance shares are earned at target) and the accelerated portion of the executives’ RSUs that would vest upon a qualifying termination following a change in control. The value of the shares is based on Exelon’s closing stock price on December 31, 2020 of $42.22.

(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement and financial planning services for up to 12 months for all NEOs.

(6)	Estimate of total payments and benefits based on a December 31, 2020 termination date.
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CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of annual total compensation, calculated pursuant to SEC rules, of our median employee and our CEO, Joseph Dominguez. For 2021, the ratio of annual total compensation of our CEO and the median of the annual total compensation of all employees was 17:1, demonstrating Exelon’s commitment to balance equitable compensation stewardship with competitively based compensation that drives and rewards performance. Utilizing the Summary Compensation Table, the total compensation number for Mr. Dominguez as CEO ComEd and the median employee is $2,500,000 and $147,000, respectively.

On December 31, 2020, Exelon’s employee population consisted of approximately 32,339 individuals (excluding the CEO), which includes two employees based in the United Kingdom and eight employees based in Canada. We chose to exclude these ten employees as permitted under SEC rules from our determination of the “median employee,” given the small number of our non-US based employees. The consistently applied compensation measure used to identify the median employee was W-2 Box 1 wages for employees as of December 31, 2020. After identifying the median employee, the annual total compensation for the median employee was calculated using the same methodology used in compiling the Summary Compensation Table found on page 21 in this information statement for our NEOs. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We believe the methodology, assumptions, and estimates used in determining the ratio are reasonable given our specific employee population.

Because SEC rules provide flexibility in determining the methodology, assumptions, and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, comparability of pay ratios amongst companies may be limited.

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DIRECTOR COMPENSATION

The Exelon Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding ComEd’s non-employee Director compensation program.

Cash Fees

Non-employee Directors of the ComEd Board receive an annual retainer of $70,000 paid quarterly in arrears. As Mr. DeBenedictis was also a member of the Exelon Board of Directors (until his retirement on April 27, 2021), he was not eligible for this annual retainer for 2020. All non-employee Directors also receive $2,000 for each Board or committee meeting attended whether in person or by means of phone or video conferencing equipment. The ComEd Board does not receive any type of equity compensation.

Directors may elect to defer any portion of their cash compensation in a non-qualified multi-fund deferred compensation plan. Each Director has an unfunded account in which the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a Director’s reaching age 65, age 72 or upon retirement from the Board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan.

Other Benefits Provided

From time to time, ComEd Directors may be invited to bring spouses or guests to Exelon, ComEd or industry related events. When such invitations are extended, ComEd covers the cost of spousal or guest travel, meals, lodging and related activities. The value of spousal or guest related travel is calculated according to IRS regulations and imputed to the Director as additional taxable income. Directors also receive reimbursement to cover the additional taxes owed on such imputed income. However, in most cases there is no direct incremental cost to ComEd of providing transportation and lodging for a Director’s spouse or guest when he or she accompanies the Director, and the only additional costs are those for meals and activities and to reimburse the Director for the taxes on the imputed income. In 2020, there were no such events that resulted in imputed income or any tax reimbursements.

ComEd also has a matching gift program that is available to all non-employee Directors. Under this program, ComEd will match a Director’s contributions to eligible not-for-profit organizations up to $15,000 per year.

2020 Non-Employee Director Compensation

The following table summarizes the compensation paid for each of our non-employee Directors who served as a member of the Board in 2020.

Name (Note 1)	Annual Board Retainers ($) (Note 2)	Meeting Fees ($)	All Other Compensation ($) (Note 3)	Total ($)
James W. Compton	70,000	10,000	—	80,000
A. Steven Crown	70,000	10,000	—	80,000
Nicholas DeBenedictis	--	10,000	—	10,000
Peter V. Fazio, Jr.	70,000	10,000	—	80,000
Michael H. Moskow	70,000	10,000	15,000	95,000
Juan Ochoa	22,692	2,000	3,000	27,692
Total	302,692	52,000	18,000	372,692
(1)	Messrs. Compton, Fazio, Jr. and Moskow served as non-employee Directors of ComEd during 2020 but are not standing for re-election as each of them has reached the mandatory retirement age of 75. Mr. Crown also served as a non-employee Director during 2020 but, as previously disclosed, gave the Company notice that he would not stand for re-election in 2021.
(2)	Mr. DeBenedictis was not eligible for the annual retainer because he also served on the Exelon Board of Directors during 2020. Mr. Ochoa did not stand for re-election in 2020 and his compensation was prorated through April 27, 2020.
(3)	Values in this column represent the Company’s matching portion of the Director’s contribution to qualified not-for-profit organizations pursuant to ComEd’s matching gift plan.
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BENEFICIAL OWNERSHIP

Exelon Corporation indirectly owns 127,002,904 shares of ComEd common stock, accounting for more than 99% of all outstanding shares. Accordingly, the only beneficial holder of more than five percent of ComEd’s voting securities is Exelon, and none of the Directors or executive officers of ComEd hold any ComEd voting securities.

The following table shows the ownership of Exelon common stock as March 25, 2021 by each ComEd Director, NEO, and all Directors and executive officers of ComEd as a group.

No ComEd securities are authorized for issuance under any equity compensation plans.

Name of Beneficial Owner	Beneficial Ownership of Exelon Common Stock (Note 1)	Common Shares Underlying Vested Stock Options and Options that Vest Within 60 Days	Total Share Interest (Note 2)
Calvin G. Butler Jr.	139,565	—	139,565
James W. Compton	1,300	—	1,300
Christopher M. Crane	719,101	285,000	1,004,101
A. Steven Crown	24,719	—	24,719
Nicholas DeBenedictis	67,781	—	67,781
Joseph Dominguez	77,851	16,000	93,851
Peter V. Fazio, Jr	1,000	—	1,000
Michael H. Moskow	—	—	—
Jeanne M. Jones	25,334	—	25,334
Terence R. Donnelly	78,446	—	78,446
Verónica Gómez	33,303	—	33,303
M. Michelle Blaise	22,931	—	22,931
Directors & Executive Officers as a group (15 people) (Note 3)	1,223,596	301,000	1,524,596
(1)	Includes any shares as to which the individual has sole or shared voting power or investment power, Directors’ deferred stock units, officers’ RSUs and deferred shares held in the Stock Deferral Plan, and Directors’ and officers’ phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.
(2)	Total share interest of Directors and executive officers, both individually and as a group, represents less than 1% of the outstanding shares of Exelon common stock.
(3)	Total includes shares held by all Directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in the Company’s 2020 Annual Report on Form 10-K, who are not NEOs for purposes of compensation disclosure.
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ADDITIONAL INFORMATION

Process for Communicating with the Exelon or ComEd Boards

Shareholders and other interested persons can communicate with any Director or the independent Directors as a group by writing to them care of the Corporate Secretary at the address noted below. The Board has instructed the Corporate Secretary to review communications initially and transmit a summary to the Directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the Board policy, the Corporate Secretary will forward to the Directors any communication raising substantial issues. All communications are available to the Directors upon request.

Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442) or via email to ethicsoffice@exeloncorp.com.

Availability of Exelon’s Corporate Documents

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct (which is the code of conduct applicable to ComEd), the Exelon Amended and Restated Bylaws, and the charters for the Audit, Corporate Governance, Compensation and Leadership Development and other standing Committees of Exelon’s Board are available on the Exelon website at www.exeloncorp.com. Copies are available without charge to any shareholder who requests them by writing to the Corporate Secretary at the address noted below. In addition, Exelon’s Articles of Incorporation, Political Contributions Guidelines, biographical information concerning each Director, and all of Exelon’s and ComEd’s filings submitted to the SEC are also available on our website. Information contained on our website is not part of this information statement.

Address of the Corporate Secretary:	Exelon Corporation Office of the Corporate Secretary 10 South Dearborn Street P.O. Box 805398 Chicago, Illinois 60680-5398

Delivery of Documents to Shareholders Sharing an Address

We have adopted a procedure approved by the SEC called householding. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of materials will receive only one copy of this Information Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you would like to change your householding election, request that a single copy of the information statement be sent to your address, or request a separate copy of the information statement, please contact our distribution agent, Broadridge Financial Solutions, by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the information statement to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

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Appendix A

Definitions of Non-GAAP Measures

Exelon reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP) and supplements its reporting with certain non-GAAP financial measures, including adjusted (non-GAAP) operating earnings per share, earned ROE, and FFO/Debt to enhance investors’ understanding of Exelon’s performance. Our method of calculating adjusted (non-GAAP) operating earnings and operating ROE may not be comparable to other companies’ presentations.

Adjusted (non-GAAP) operating earnings per share exclude certain costs, expenses, gains and losses and other specified items, including mark-to-market adjustments from economic hedging activities, unrealized gains and losses from nuclear decommissioning trust fund investments, certain costs associated with plant retirements and divestitures, costs related to cost management programs, and other items as set forth in the table below reconciling adjusted (non-GAAP) operating earnings from GAAP earnings, which is the most directly comparable GAAP measure. Management uses adjusted (non-GAAP) operating earnings as one of the primary indicators to evaluate performance, allocate resources, set incentive compensation targets and plan and forecast future periods. We believe the measure enhances an investor’s overall understanding of period over period financial results and provides an indication of Exelon’s baseline operating performance by excluding items that are considered by management to not be directly related to the ongoing operations of the business.

The table below reconciles reported GAAP Earnings per share to adjusted (non-GAAP) operating earnings per share for 2020 (amounts may not add due to rounding).

2020 GAAP Earnings (Loss) Per Share	$2.01
Adjustments:
Mark-to-market impact of economic hedging activities	(0.22)
Unrealized gains related to nuclear decommissioning trust (NDT) funds	(0.26)
Asset impairments	0.41
Plant retirements and divestitures	0.74
Cost management program	0.05
Change in environmental liabilities	0.02
COVID-19 direct costs	0.05
Deferred Prosecution Agreement Payments	0.20
Asset retirement obligation	0.05
Income tax-related adjustments	0.07
Noncontrolling interests	0.11
2020 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share	$3.22

Earned ROE is calculated using adjusted (non-GAAP) operating earnings, reflecting all lines of business for the utility businesses (electric distribution, gas distribution, transmission), divided by average shareholder’s equity over the year. Management uses operating ROE as a measurement of the actual performance of the company’s utility business.

FFO/Debt is a coverage ratio that compares funds from operations to total debt and is a key ratio analyzed by the credit rating agencies in determining Exelon’s credit rating. An investment grade rating is critical as it increases the ability to participate in commercial business opportunities, lowers collateral requirements, creates reliable and cost-efficient access to capital markets and increases business and financial flexibility. The ratio is calculated following S&P’s current methodology. The most directly comparable GAAP measure to FFO is GAAP Cash Flow from Operations and the most directly comparable GAAP measure to Debt is Long-Term Debt plus Short-Term Borrowings. Management uses FFO/Debt to evaluate financial risk by measuring the company’s ability to service debt using cash from operations. We believe the measure enhances an investor’s overall understanding of the creditworthiness of Exelon’s operating companies.

Due to the forward-looking nature of some forecasted non-GAAP measures, information to reconcile the forecasted adjusted (non-GAAP) measures to the most directly comparable GAAP measure may not be currently available; therefore, management is unable to reconcile these measures.

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